Exhibit 99.1

                       PAULA H. J. CHOLMONDELEY ELECTED TO
                     ALBANY INTERNATIONAL BOARD OF DIRECTORS

Albany, New York, February 18, 2005 - Albany International Corp.
(NYSE/PSE/FWB:AIN) announced today that Paula H. J. Cholmondeley had been elected to its Board of Directors, increasing the number of directors to eleven. Ms. Cholmondeley, a certified public accountant, was also appointed a member of the Company's Audit Committee and designated as a "financial expert" under the rules of the Securities and Exchange Commission.

Ms. Cholmondeley, 57, most recently served as a Vice President and General Manager of Sappi Fine Papers, North America, responsible for the Specialty Products Division. Previously, she served in executive and financial positions in a number of major corporations, including Owens Corning, the Faxon Company, Blue Cross of Greater Philadelphia, and Westinghouse Elevator Company. She also served as a White House Fellow assisting the U.S. Trade Representative during the Reagan Administration.

Ms. Cholmondeley is an alumna of Howard University and received a Masters degree in accounting from the University of Pennsylvania Wharton School of Finance. She is also a full-time director and serves on the Board of Directors of four other publicly traded companies: Terex Corporation, Ultralife Batteries, Inc., Minerals Technologies Inc., and Dentsply International. She is also an independent trustee of Gartmore Capital, a mutual fund.

Albany International is the world's largest producer of paper machine clothing and high performance doors with manufacturing plants strategically located to serve its customers throughout the world. Additional information about the Company and its businesses and products is available at www.albint.com.